EMPLOYMENT AGREEMENT

AGREEMENT, dated as of September 14, 2007 (“Effective Date”), between HERBERT J. ROBERTS, residing at 51 Manor Pond Lane, Irvington, New York 10533 (“Executive”), and JUNIPER CONTENT CORPORATION, a Delaware corporation having its principal office at 521 5th Avenue, Suite 822, New York, NY 10175 (“Company”).

WHEREAS, the Company and Executive have reached an understanding regarding Executive’s employment with the Company for the period ending at the close of business on September 14, 2009; and

WHEREAS, the Company and Executive desire to evidence their agreement in writing and to provide for the employment of Executive by the Company on the terms set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

IT IS AGREED:

1. Employment, Duties and Acceptance.

1.1 Effective as of the Effective Date, the Company hereby agrees to employ Executive as its Senior Vice President, Chief Financial Officer and Secretary and Executive hereby accepts such employment on the terms and conditions contained in the Agreement. During the term of this Agreement, the Executive shall make himself available to the Company to pursue the business of the Company subject to the supervision, direction and control of the Company’s Chief Executive Officer and the Board of Directors of the Company (“Board” or “Board of Directors”).

1.2 The Board and Chief Executive Officer may assign the Executive such general management and supervisory responsibilities and executive duties for the Company as are appropriate and commensurate with Executive’s position as Senior Vice President, Chief

Financial Officer and Secretary of the Company. The Executive shall report directly to the Chief Executive Officer.

1.3 Executive accepts such employment and agrees to devote all of his business time, energies and attention to the performance of his duties; provided, however, that Executive may be actively involved in educational and civic activities to the extent that such activities do not materially detract from the reasonable performance of his duties (such material detraction to be evidenced by a resolution approved by the majority of the Board and a written notice to Executive, in which event Executive shall have one hundred and twenty (120) days to reduce the level of such activities in a reasonable manner). Nothing herein shall be construed as preventing Executive from (i) making and supervising investments on a personal or family basis (including trusts, funds and investment entities in which Executive or members of his family have an interest) and (ii) in serving on the boards of directors (including advisory boards) of those companies, for profit and not for profit, that he has had passive activities in on which he currently serves as set forth on Schedule A; provided, however, that these activities do not materially interfere with the performance of his duties hereunder or violate the provisions of Section 4.4 hereof.

2. Compensation and Benefits.

2.1 The Company shall pay to Executive a salary at an annual base rate of $260,000. Executive’s salary will be paid semi-monthly in installments of $10,833.33 and shall be subject to deductions for federal and state income taxes and social security.

2.2 The Company shall also pay to Executive such annual bonuses upon achievement by the Company of such objectives as may be specified from time to time by the Board of Directors. The amount of annual bonus payable to Executive, which may be from 0% to 50% of Executive’s annual base rate salary, and whether the objectives have been achieved, shall be determined by the Board in its sole discretion.

2.3 Executive shall be entitled to such insurance and other benefits including, among others, medical and disability coverage and life insurance as are afforded to other senior executives of the Company and its subsidiaries, subject to applicable waiting periods and other conditions which may be generally applicable.

2.4 Executive shall be entitled to four weeks per year vacation time and three days off for religious and personal reasons in accordance with the Company’s policy for its senior executives.

2.5 Executive shall be reimbursed for reasonable expenses for Blackberry/cell phone coverage. The Company shall also reimburse Executive for premiums for personal term life insurance policies maintained by Executive on his life, up to a maximum of $1,000 per year.

2.6 Executive agrees that his services shall be rendered primarily at the Company’s principal office in New York City.

2.7 Subject to approval by the Board, the Company shall grant Executive an option (“Option”) to purchase 125,000 shares of the Company’s Common Stock under the Company’s 2006 Long-Term Incentive Plan, such Option to vest in three equal portions on September 14, 2008, 2009 and 2010 and have an exercise price equal to the last sales price of the Company’s common stock on the first trading day of the month following the Effective Date.

3. Term and Termination.

3.1 The term of this Agreement commences as of the Effective Date and shall continue until September 14, 2009, unless sooner terminated as herein provided.

3.2 If Executive dies during the term of this Agreement, this Agreement shall thereupon terminate, except that the Company shall continue to pay to the legal representative of Executive’s estate the base salary due Executive pursuant to Section 2.1 hereof through the three month anniversary of Executive’s death (or the scheduled expiration under

Section 3.1, if earlier than the first anniversary date), and all amounts owing to Executive at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

3.3 If Executive shall be rendered incapable by an incapacitating illness or disability (either physical or mental) of complying with the terms, provisions and conditions hereof on his part to be performed for a period in excess of 180 consecutive days during any consecutive twelve (12) month period, then the Company, at its option, may terminate this Agreement by written notice to Executive (the “Disability Notice”) delivered prior to the date Executive resumes the rendering of services hereunder. Upon such termination, the Company shall pay to Executive the base salary due Executive pursuant to Section 2.1 hereof through the three month anniversary of such termination and all amounts owing to Executive at the time of termination, including for previously earned but unpaid bonuses, if any, expense reimbursements and accrued but unused vacation pay. At the Executive’s request, the Company shall provide to Executive at the Company’s expense an office for his exclusive use at the Company’s principal executive offices, or an alternative address at the Company’s option, with access to confidential secretarial assistance and office services during the Disability Period.

3.4 The Company, by notice to Executive, may terminate this Agreement for cause. As used herein, “cause” shall mean (a) the refusal by Executive to carry out specific written directions of the Board, provided such directions are consistent with Executive’s position (other than any such failure resulting from incapacity as set forth in Section 3.3), (b) Executive’s intentional fraud or gross misconduct by Executive in performing his duties under the terms of this Agreement; (c) Executive’s breach of a fiduciary duty or duty of care to the Company; or (d) the indictment or conviction of Executive of any crime involving an act of significant moral turpitude. Notwithstanding the foregoing, no “cause” for termination shall be deemed to exist with respect to Executive’s acts described in clause (a) above, unless the Board shall have given written notice to Executive (after five (5) days advance written notice to Executive and a reasonable opportunity to Executive to present his views with respect to the existence of “cause”), specifying the “cause” with particularity and , within ten (10) business days after such notice, Executive shall not have disputed the Board’s determination or in reasonably good faith taken action to cure or eliminate prospectively the problem or thing giving rise to such “cause,” provided, however, that a repeated breach after notice and cure, of any provision of clause (a) above, involving the same or substantially similar actions or conduct, shall be grounds for termination for cause upon not less than five (5) days additional notice from the Company.

3.5 The Executive, by notice to the Company, may terminate this Agreement if a “Good Reason” exists. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s prior express written consent: (a) a material adverse change in the nature of Executive’s title, duties or responsibilities with the Company that represents a demotion from his title, duties or responsibilities as in effect immediately prior to such change; (b) a material breach of this Agreement by the Company; (c) a failure by the Company to make any payment to Executive when due, unless the payment is not material and is being contested by the Company, in good faith; (d) a liquidation, bankruptcy or receivership of the Company; or (e) a Change in Control of the Company (as defined below). For purposes of this Agreement, a “Change in Control of the Company” shall mean (i) any person or entity other than the Company and/or any officers or directors of the Company as of the date of this Agreement acquires securities of the Company other than from Executive or his affiliates (in one or more transactions) having 35% or more of the total voting power of all the Company’s securities then outstanding; (ii) a majority of the members of the Board is replaced during any 12-month period by directors whose election or appointment is not endorsed by a majority of the members of the Board prior to the election or appointment of such directors; or (iii) a sale of all or substantially all of the assets of the Company. Notwithstanding the foregoing, no Good Reason shall be deemed to exist with respect to the Company’s acts described in clauses (a), (b) or (c) above, unless Executive shall have given written notice to the Company specifying the Good Reason with reasonable particularity and, within twenty (20) business days after such notice, the Company shall not have cured or eliminated the problem or thing giving rise to such Good Reason; provided, however, that a repeated breach after notice and cure of any provision of clauses (a), (b) or (c) above involving the same or substantially similar actions or conduct, shall be grounds for termination for Good Reason without any additional notice from Executive.

3.6 In the event that Executive terminates this Agreement for Good Reason, pursuant to the provisions of paragraph 3.5, or the Company terminates this Agreement without “cause,” as defined in paragraph 3.4, the Company shall continue to pay to Executive (or in the case of his death, the legal representative of Executive’s estate or such other person or persons as Executive shall have designated by written notice to the Company), all payments, compensation and benefits required under paragraph 2.1 hereof for the lesser of twelve months or the remainder of this Agreement. If Executive’s employment is terminated for Good Reason or without “cause,” Executive shall have no duty to mitigate awards paid or payable to him pursuant to this subsection, and any compensation paid or payable to Executive from sources other than the Company will not offset or terminate the Company’s obligation to pay to Executive the full amounts pursuant to this Section 3.6.

4. Protection of Confidential Information: Non-Competition.

4.1 Acknowledgment. Executive acknowledges that:

(a) As a result of his employment with the Company, Executive will obtain secret and confidential information concerning the business of the Company and its subsidiaries (referred to collectively in this Section 4 as the “Company”), including, without limitation, financial information, proprietary rights, trade secrets and “know-how,” customers and sources (“Confidential Information”).

(b) The Company will suffer substantial damage that will be difficult to compute if, during the period of his employment with the Company or thereafter, Executive should enter a business which is directly in competition with the Company’s principal existing operating businesses at the time of termination (“Competitive Business”) in violation of Section 4.4 or divulge Confidential Information.

(c) The provisions of this Agreement are reasonable and necessary for the protection of the business of the Company.

4.2 Confidentiality. Executive agrees that he will not at any time,

during the Employment Term or thereafter, divulge to any person or entity any Confidential Information obtained or learned by him as a result of his employment with the Company, except (i) in the course of performing his duties hereunder, (ii) with the Company’s prior written consent; (iii) to the extent that any such information is in the public domain other than as a result of Executive’s breach of any of his obligations hereunder; or (iv) where required to be disclosed by court order, subpoena or other government process. If Executive shall be required to make disclosure pursuant to the provisions of clause (iv) of the preceding sentence, Executive promptly, but in no event more than 48 hours after learning of such subpoena, court order, or other government process, shall notify, confirmed by mail, the Company and, at the Company’s expense, Executive shall: (a) take all reasonably necessary and lawful steps required by the Company to defend against the enforcement of such subpoena, court order or other government process, and (b) permit the Company to intervene and participate with counsel of its choice in any proceeding relating to the enforcement thereof.

4.3 Documents. Upon termination of his employment with the Company, Executive will promptly deliver to the Company all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the business of the Company and all property associated therewith, which he may then possess or have under his control; provided, however, that Executive shall be entitled to retain copies of such documents reasonably necessary to document his financial relationship with the Company.

4.4 Non-Competition. During the period commencing on the date of this Agreement and terminating six months after termination of employment: Executive, without the prior written permission of the Company, shall not, anywhere in the United States of America, (i) enter into the employ of or render any services to any person, firm or corporation engaged in any Competitive Business; (ii) engage in any Competitive Business as an individual, partner, shareholder, creditor, director, officer, principal, agent, employee, trustee, consultant, advisor or in any other relationship or capacity; (iv) employ, or have or cause any other person or entity to employ, any person who was employed by the Company at the time of termination of Executive’s employment by the Company (other than Executive’s personal secretary and assistant); or (v) solicit, interfere with, or endeavor to entice away from the Company, for the benefit of a Competitive Business, any of its customers. Notwithstanding the foregoing, Executive shall not be precluded from investing and managing the investment of, his or his family’s assets in the securities of any corporation or other business entity which is engaged in a Competitive Business if such securities are traded on a national stock exchange or in the over-the-counter market and if such investment does not result in his beneficially owning, at any time, more than 5% of any class of the publicly-traded equity securities of such Competitive Business. Notwithstanding the foregoing, in the event the Company terminates this Agreement without “Cause” or if Executive terminates this Agreement for Good Reason under Section 3.5 hereof, Executive’s obligations under this Section 4.4 shall terminate one month following termination.

4.5 If Executive commits a breach of any of the provisions of Sections 4.2 or 4.4, the Company shall have the right:

(1) to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company are of a special, unique and extraordinary character and that any breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company; and

(2) to require Executive to pay over to the Company all monetary damages determined by a non-appealable decision by a court of law to have been suffered by the Company as the result of any actions constituting a breach of any of the provisions of Sections 4.2 or 4.4, and Executive hereby agrees to pay over such damages to the Company (up to the maximum of all payments made under the Agreement).

4.6 If Executive shall violate any covenant contained in Sections 4.2 and 4.4, the duration of such covenant so violated shall be automatically extended for a period of time equal to the period of such violation.

4.7 If any provision of Sections 4.2 or 4.4 is held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall not have the power to modify such scope, duration, or area, or all of them and such provision or provisions shall be void ab initio.

4.8 This section 4 will survive termination of this Agreement for any reason whatsoever.

5. Miscellaneous Provisions.

5.1 In the event that any payment or benefit received or to be received by Executive in connection with a termination of his employment with the Company would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or any similar or successor provision to Section 280G and/or would be subject to any excise tax imposed by Section 4999 of the Code or any similar or successor provision, then the Company shall assume all liability for the payment of any such tax and the Company shall immediately reimburse Executive on a “grossed-up” basis for any income taxes attributable to Executive by reason of such Company payment and reimbursements.

5.2 All notices provided for in this Agreement shall be in writing, and shall be delivered personally or sent by registered mail, return receipt requested (with a copy sent the same day by ordinary mail and by electronic mail or fax to the other party), at his or its address set forth below, or at such other address as may be supplied by written notice given in the manner provided for in this Section 5.2. The date of personal delivery or two (2) business days after the date of mailing, as the case may be, shall be the date of delivery of such notice.

If to Executive:

Herbert J. Roberts

51 Manor Pond Lane

Irvington, New York 10533

With a copy to:

If to the Company:

Juniper Content Corporation

521 Fifth Avenue, Suite 822

New York, New York 10175

Attention: Chief Executive Officer

5.3 The Company shall indemnify Executive in accordance with the terms of the indemnification agreement (“Indemnification Agreement”) being executed simultaneously with the execution of this Agreement.

5.4 This Agreement, the Option and the Indemnification Agreement sets forth the entire agreement of the parties relating to the employment of Executive and are intended to supersede all prior negotiations, understandings and agreements. No provisions of this Agreement may be waived or changed except by a writing by the party against whom such waiver or change is sought to be enforced. The failure of any party to require performance of any provision hereof or thereof shall in no manner affect the right at a later time to enforce such provision.

5.5 All questions with respect to the construction of this Agreement, and the rights and obligations of the parties hereunder, shall be determined in accordance with the law of the State of New York applicable to agreements made and to be performed entirely in New York.

5.6 This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. This Agreement shall not be assignable by Executive, but shall inure to the benefit of and be binding upon Executive’s heirs and legal representatives.

5.7 Should any provision of this Agreement become legally unenforceable, no other provision of this Agreement shall be affected, and this Agreement shall continue as if the Agreement had been executed absent the unenforceable provision.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

/s/ HERBERT J. ROBERTS
HERBERT J. ROBERTS

JUNIPER CONTENT CORPORATION

By:	/s/ Stuart B. Rekant
Name:	Stuart B. Rekant
Title:	Chief Executive Officer